Exhibit 10.48

PURCHASE AND SALE AGREEMENT

by and between

HARRAH’S LAS VEGAS, LLC,
a Nevada limited liability company

as Seller

and

CLAUDINE PROPERTY OWNER LLC,
a Delaware limited liability company

as Buyer

Harrah’s Las Vegas Hotel & Casino
3475 South Las Vegas Boulevard
Las Vegas, Nevada

Effective Date: November 29, 2017

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of November 29, 2017 (the “Effective Date”) by and between HARRAH’S LAS VEGAS, LLC, a Nevada limited liability company, having an office at One Caesars Palace Drive, Las Vegas, Nevada 89109 (“Seller”), and CLAUDINE PROPERTY OWNER LLC, a Delaware limited liability company (“Buyer”), having an office at 8329 W. Sunset Road, Suite 210, Las Vegas, Nevada 89113.

W I T N E S S E T H:
WHEREAS, Seller desires to sell and convey and Buyer desires to purchase and acquire all of the equity in the owner of that certain parcel of real property and the buildings and other improvements constructed thereon commonly known as Harrah’s Las Vegas Hotel & Casino, having an address of 3475 South Las Vegas Boulevard, Las Vegas, Nevada, as more particularly bounded and described in Exhibit A annexed hereto and made a part hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
SECTION 1.1.    Definitions. In addition to terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:
“Affiliate” shall mean with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Alternative Financing” shall have the meaning given in Section 8.8(b).
“Amended and Restated ROFR” shall mean an amendment and restatement of that certain Right of First Refusal Agreement dated as of October 6, 2017, between CEC and VICI, in the form attached hereto as Exhibit H.
“Bright Line Commitment Provision” shall have meaning given in Section 8.8(b).
“Buildings” shall mean all buildings, structures and other improvements and fixtures located on the Land on the Effective Date, collectively.
“Business Day” shall mean any day other than Saturday, Sunday, any Federal holiday, or any holiday in the State in which the Property is located. If any period expires or action is to be taken on a day which is not a Business Day, the time frame for the same shall be extended until the next Business Day.
“Buyer Guarantor” shall mean VICI Properties 1 LLC, a Delaware limited liability company.
“Buyer Liquidated Damages Amount” shall have the meaning given in Section 9.2.
“Buyer’s Warranties” shall mean, collectively, Buyer’s representations and warranties set forth in Section 7.1.
“Casualty/Condemnation Proceeds” shall have the meaning given in Section 10.2.
“Casualty Notice Date” shall have the meaning given in Section 10.1.

“CEC” shall mean Caesars Entertainment Corporation, a Delaware corporation.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as the same may be further amended from time to time.
“Clark County Real Estate Records” shall mean the Office of the County Recorder of Clark County, Nevada.
“Closing” shall mean the closing of the Transaction.
“Closing Date” shall mean the second (2nd) day of the Closing Period, subject to extension pursuant to Section 6.1(b).
“Closing Documents” shall mean all documents executed and delivered by Buyer or Seller or their respective Affiliates as required by Section 6.2 and Section 6.3 or as otherwise executed and delivered by Buyer or Seller or their respective Affiliates as part of Closing.
“Closing Period” shall mean the period of two (2) consecutive Business Days commencing on December 21, 2017, subject to extension pursuant to Section 6.1(b).
“Commitment Letter” shall have the meaning given in the definition of “Debt Financing Sources.”
“Contracts” shall mean all contracts and agreements, including brokerage agreements, licensing agreements, marketing agreements, design contracts, construction contracts, service and maintenance contracts and agreements, relating to the Property, together with any extensions, renewals, replacements or modifications of any of the foregoing; provided that the term “Contracts” does not include Leases.
“Control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, partnership interests or any other equity interests or by contract, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Debt Documents” shall have the meaning given in Section 8.8(a).
“Debt Financing” shall have the meaning given in the definition of “Debt Financing Sources.”
“Debt Financing Sources” shall mean the persons that have committed to provide the debt financing (the “Debt Financing”) to finance the Transaction pursuant to a commitment letter, dated as of the date hereof (the “Commitment Letter”), by and among VICI Properties Inc. and the commitment parties thereto, and lenders in respect of the Debt Financing, and any arranger, bookrunner or agent of or under the Debt Financing, their respective Affiliates and their and their Affiliates’ respective officers, directors, incorporators, managers, employees, members, advisors, agents, partners, controlling parties, representatives, successors and assigns.
“Declaration” shall mean that certain Declaration of Covenants, Restrictions and Easements, dated as of August 10, 2011, by and among Harrah’s Las Vegas, LLC, a Nevada limited liability company, Flamingo Las Vegas Operating Company, LLC, a Nevada limited liability company, 3535 LV Newco, LLC, a Delaware limited liability company, and Caesars Linq, LLC, a Delaware limited liability company, as amended by that certain First Amendment to the Declaration of Covenants, Restrictions and Easements, dated as of September 12, 2012, and as further amended by that certain Second Amendment to the Declaration of Covenants, Restrictions and Easements, dated as of October 11, 2013.
“Deed” shall have the meaning given in Section 6.2(a).
“Environmental Reports” shall mean that certain Phase I Environmental Site Assessment, prepared by EMG, dated as of November 27, 2017.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“Escrow Agent” shall mean Fidelity National Title Insurance Company, Attn: Frederic Glassman, E-Mail: fred.glassman@fnf.com, Fax: (212) 481-1325.
“Estoppel Certificate” shall mean an estoppel certificate in the form of Exhibit B hereto, delivered pursuant to the Declaration and made by Seller, Flamingo Las Vegas Operating Company, LLC, a Nevada limited liability company, 3535 LV Newco, LLC, a Delaware limited liability company, and Caesars Linq, LLC, a Delaware limited liability company.

“Financing Failure Event” shall have the meaning given in Section 8.8(a).
“Fixtures” shall mean all equipment, machinery, fixtures and other items of property, including all components thereof, that are now or hereafter (a) located in or on, or used in connection with, and (b) permanently affixed to or otherwise incorporated into the Land and/or the buildings and other improvements located on the Land. Notwithstanding the foregoing, Fixtures shall not include any Gaming Equipment.
“Gaming Authorities” shall mean, collectively, (i) the Nevada Gaming Commission, (ii) the Nevada State Gaming Control Board, (iii) the Clark County Liquor and Gaming Licensing Board, and (iv) any other governmental entity that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted or proposed to be conducted within the State of Nevada.
“Gaming Equipment” shall mean any and all gaming devices (as defined in the Nevada Gaming Laws), gaming device parts inventory and other related gaming equipment and supplies used in connection with the operation of a casino, including, without limitation, slot machines (as defined in the Nevada Gaming Laws), gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems (as defined in the Nevada Gaming Laws), electronic betting systems, mobile gaming systems (as defined in the Nevada Gaming Laws), interactive gaming systems (as defined in the Nevada Gaming Laws), inter-casino linked systems (as defined in the Nevada Gaming Laws), on-line slot metering systems (as defined in the Nevada Gaming Laws), and associated equipment (as defined in the Nevada Gaming Laws), together with all improvements and/or additions thereto.
“Gaming License(s)” shall mean any license, qualification, registration, accreditation, permit, approval, finding of suitability or other authorization that is both (a) issued by a state or other governmental regulatory agency or gaming regulatory body and (b) required to operate, carry on or conduct any gaming, gaming device, slot machine, video lottery terminal, table game, race book or sports pool on the Property or any portion thereof, or to operate a casino at the Property.
“Inspections” shall have the meaning given in Section 4.1.
“Intangible Property” shall mean, collectively, all intangible personal property of Seller, that in any way relates to the Property, including (i) any licenses, permits and other written authorizations in effect as of the Closing Date with respect to the Real Property, (ii) any guaranties and warranties in effect as of the Closing Date with respect to any portion of the Real Property or the Personal Property (collectively, “Warranties”) and (iii) all rights in, to and under, and all physical embodiments of, any architectural, mechanical, electrical and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Property; provided that the term “Intangible Property” shall not include any zoning or development rights that pertain solely to the Real Property (collectively, “Development Rights”).
“Land” shall mean the real estate legally described in Exhibit A, together with all easements, development rights and other rights appurtenant to the Land or the buildings, structures or other improvements thereon, collectively.

“Laws” shall mean, collectively, all municipal, county, State or Federal statutes, codes, ordinances, laws, rules or regulations.
“Lease and Easement Assignment and Acceptance Agreement” shall have the meaning given in Section 6.2(c).
“Lease Assignment and Assumption Agreement” shall have the meaning given in Section 6.2(f).
“Leases” shall mean all leases, licenses and occupancy agreements of an interest in the Real Property and all amendments, modifications, extensions and other written agreements pertaining thereto but excluding (a) the Net Lease, (b) any arrangements for hotel guests or other lodgers to occupy sleeping quarters at the hotel on a transient basis and (c) any agreements or licenses for third parties to use any portion of the Property that do not create an interest in land and do not run with the land.
“Liabilities” shall mean, collectively, any and all conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever, including liabilities under the Americans with Disabilities Act, CERCLA and RCRA, any state or local counterparts thereof, and any regulations promulgated thereunder.
“Lien” shall mean any of the following to the extent it will be binding on Buyer or New Property Owner after the Closing: any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
“Major Casualty/Condemnation” shall have the meaning given in Section 10.1.
“Material Adverse Effect” shall mean a material adverse effect on (a) the value of the Property, (b) Seller’s authority and/or ability to convey title to the Property within the time or otherwise in accordance with the provisions of this Agreement and/or (c) the use and/or operation of the Property as same is being used and/or operated on the date hereof.
“Material Contracts” shall mean the Declaration.
“Membership Interest Assignment and Assumption Agreement” shall have the meaning given in Section 6.2(c).
“Net Lease” shall mean an amended and restated Lease dated as of the second day of the Closing Period between New Property Owner, as landlord, and Net Lease Tenant, as tenant, in the form of Exhibit C hereto.
“Net Lease Guarantor” shall mean (a) if the Proposed Merger Transaction is consummated prior to Closing, Caesars Growth Properties Holdings, LLC, a Delaware limited liability company (as the surviving entity of a merger with Seller Guarantor, and then renamed Caesars Resort Collection, LLC) shall be the “Net Lease Guarantor” and (b) if the Proposed Merger Transaction is not consummated prior to Closing, then Seller Guarantor shall be the “Net Lease Guarantor”, in which case the “Guarantor” in Exhibit C and Exhibit D shall be Seller Guarantor.
“Net Lease Guaranty” shall mean a Guaranty of Lease dated as of the second day of the Closing Period by Net Lease Guarantor in favor of New Property Owner, in the form of Exhibit D hereto.
“Net Lease Tenant” shall mean HARRAH’S LAS VEGAS, LLC, a Nevada limited liability company.
“Nevada Gaming Laws” shall mean those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming and, specifically, the Nevada Gaming Control Act, as codified in NRS Chapter 463, the regulations promulgated thereunder, and the Clark County Code, each as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

“New Property Owner” shall mean a Delaware limited liability company that is (a) duly formed by Seller no earlier than the day preceding the Closing Period pursuant to a certificate of formation and operating agreement reasonably acceptable to Buyer and (b) the sole managing member of which is Seller.
“Non-Party” shall have the meaning given in Section 3.1.
“Objection” shall have the meaning given in Section 3.1.
“Objection Notice” shall have the meaning given in Section 3.1.
“Ordinary Course” shall mean the course of day-to-day operations of the Property, in a manner which does not materially and adversely vary from the policies, practices and procedures in effect as of the Effective Date, and in all events consistent with the obligations of Net Lease Tenant under the Net Lease.
“Other Land Buyer” shall mean Eastside Convention Center, LLC, a Delaware limited liability company, which is an Affiliate of Seller.
“Other Land Property” shall mean the Property (as defined in the Other Land PSA).
“Other Land PSA” shall mean that certain Purchase and Sale Agreement dated as of the date hereof between Other Land Seller, as seller, and Other Land Buyer, as purchaser, with respect to certain land in Las Vegas, Nevada.
“Other Land Seller” shall mean Vegas Development LLC, a Delaware limited liability company, which is an Affiliate of Buyer.
“Owner’s Title Policy” shall mean one (1) or more ALTA owner’s title insurance policies in favor of New Property Owner issued by the Title Company in an aggregate amount equal to the Purchase Price, insuring that fee title to the Real Property is vested in New Property Owner subject only to the Permitted Exceptions, together with a non-imputation endorsement in favor of New Property Owner in the form of Exhibit E hereto.
“Permitted Exceptions” shall mean the following: (a) applicable zoning, building and land use Laws, (b) such state of facts as would be disclosed by an accurate land title survey or a physical inspection of the Property, provided same do not render title uninsurable, do not restrict the current use of the Property and do not have a material impact on the value of the Property, (c) the lien of real estate taxes, assessments and other governmental charges or fees not yet due and payable, (d) the rights of the tenants under the Leases as tenants only, (e) the rights of Net Lease Tenant under the Net Lease, (f) mechanics’ and materialman’s liens first arising after the date hereof that would be permitted to exist under Article XI of the Net Lease if the Net Lease were in effect, (g) inchoate mechanics’ and materialman’s liens that arise in the ordinary course of construction or improvement work at the Property and are not more than sixty (60) days past due, and (h) the title exceptions reflected on Exhibit F hereto (but excluding, in each case, any Required Removal Exceptions that are described in clause (i) or (ii) of the definition of Required Removal Exceptions).
“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.
“Personal Property” shall mean all tangible personal property that is in any way related to the Real Property and that Seller owns or possesses, including any such property that is located on the Real Property and used in the ownership, operation and maintenance of the Real Property, including all books, records and files of Seller relating to the Real Property.
“Proceedings” shall have the meaning given in Section 11.14.
“Prohibited Person” shall have the meaning given in Section 7.1(c).

“Property” shall mean the Real Property; provided, that, for the avoidance of doubt, the term “Property” does not include Personal Property and does not include Intangible Property.
“PSA Buyer Guaranty” shall mean a Guaranty dated as of the Effective Date by Buyer Guarantor in favor of Seller.
“PSA Seller Guaranty” shall mean a Guaranty dated as of the Effective Date by Seller Guarantor in favor of Buyer.
“Purchase Price” shall have the meaning given in Article 2.
“RCRA” shall mean the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., as the same may be amended from time to time.
“REA” shall mean that certain Shared Roadway And Reciprocal Easement Agreement, dated January 16, 1998, by and among Seller, Las Vegas Sands, Inc., a Nevada corporation, Venetian Casino Resorts, LLC, a Nevada limited liability company, and Interface Group Nevada, Inc., a Nevada corporation dba Sands Exposition and Convention Center.
“Real Property” shall mean the Land, all Buildings, the Development Rights and any, to the extent constituting rights and privileges in real property, rights and privileges pertaining thereto, collectively. For the avoidance of doubt, the Real Property includes Seller’s ownership interest in adjoining roadways, alleyways, strips, gores and the like appurtenant to the real estate described above; all buildings, structures, Fixtures and improvements of every kind that are, as of the date hereof (subject to the other express provisions of this Agreement), located on or permanently affixed to the Land or on the improvements that are located thereon, including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines appurtenant to such buildings and structures.
“Remove” with respect to any exception to title shall mean that Seller, at its sole cost, removes such title exception of record and/or causes the Title Company to omit the same from the Owner’s Title Policy at Closing; provided, however, that Seller shall only be permitted to cause the Title Company to omit from the Owner’s Title Policy (without removing the same of record) the following title exceptions: mechanics’ and materialman’s liens for work, the aggregate amount of which is no greater than Two Hundred Fifty Thousand Dollars ($250,000.00).
“Required Removal Exceptions” shall mean, collectively, (i) all mortgages, deeds of trust, deeds to secure debt or other security documents recorded against or otherwise secured by the Property or any portion thereof and related UCC filings and assignment of leases and rents and other evidence of indebtedness secured by the Property; (ii) liens or other encumbrances or title matters intentionally created or consented to by Seller or its Affiliates after the date hereof other than the Net Lease (but not including unrecorded mechanics’ or materialman’s liens); and (iii) the following so long as they are (A) not Permitted Exceptions, (B) not caused by the acts or omissions of Buyer, and (C) not consented to by Buyer: (1) judgments against Seller or New Property Owner; and (2) liens or other encumbrances or matters to the extent any of them shall be in a readily determined monetary amount, but only (in the case of (iii)) if the cost to remove such liens or encumbrances does not exceed Twenty Million Dollars ($20,000,000.00).
“Seller Guarantor” shall mean Caesars Entertainment Resort Properties, LLC, a Delaware limited liability company.
“Seller’s Knowledge” or words of similar import shall refer to the current actual knowledge (without any duty of investigation) of Matt Krystofiak and Mariya Bobo Lange.
“Seller Liquidated Damages Amount” shall have the meaning given in Section 9.1.
“Seller’s NPO Warranties” shall mean, collectively, Seller’s representations and warranties set forth in Sections 7.2(p) and (q).

“Seller’s Warranties” shall mean, collectively, Seller’s representations and warranties set forth in Section 7.2.
“Survival Period” shall have the meaning given in Section 7.3(a).
“Tenant” shall mean any tenant of the Property under a Lease.
“Tenant’s Title Policy” shall mean one (1) or more ALTA leasehold owner’s title insurance policies in favor of Net Lease Tenant issued by the Title Company in an aggregate amount determined by Seller in its reasonable discretion, insuring that leasehold title to the Real Property is vested in Net Lease Tenant subject only to exceptions not caused by the acts of Buyer.
“Title Commitment” shall mean the Title Commitment from the Title Company annexed to this Agreement as Exhibit I.
“Title Company” shall mean Fidelity National Title Insurance Company, Attn: Frederic Glassman, E-Mail: fred.glassman@fnf.com, Fax: (212) 481-1325 and such other nationally recognized title insurance company, if any, as Buyer shall elect to act as co-insurers with Fidelity.
“Transaction” shall mean the transactions contemplated by this Agreement and the Other Land PSA, collectively.
“Update” shall have the meaning given in Section 3.1.
“VICI” shall mean VICI Properties L.P., a Delaware limited partnership.
“VICI REIT” shall have the meaning given in Section 8.8(a).
SECTION 1.2.    Terms Generally. Definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to be references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. All references in this Agreement to “not to be unreasonably withheld” or correlative usage, mean “not to be unreasonably withheld, delayed or conditioned”. Any accounting term used but not defined herein shall have the meaning assigned to it in accordance with GAAP. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” unless such phrase already appears. The word “or” is not exclusive and is synonymous with “and/or” unless it is preceded by the word “either”. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.
ARTICLE 2
SALE OF PROPERTY

Subject to and upon the terms and conditions of this Agreement and the Closing Documents, Seller agrees to sell and Buyer agrees to purchase all of the Membership Interests (as defined below) in New Property Owner, which New Property Owner will own the Property subject only to the Permitted Exceptions. In consideration therefor, Buyer shall pay to Seller One Billion One Hundred Thirty-Six Million Two Hundred Thousand and No/100 Dollars ($1,136,200,000.00) (the “Purchase Price”). The Purchase Price shall be paid as set forth in this Article 2. For the avoidance of doubt, Seller is not selling to Buyer, Buyer is not acquiring from Seller, and New Property Owner shall not own, directly or indirectly, any Personal Property or Intangible Property.
SECTION 2.1.    Cash at Closing. On the Closing Date, Buyer shall deposit or cause to be deposited into escrow with the Escrow Agent an amount equal to the Purchase Price, in immediately available funds as more particularly set forth in Section 6.1. Such escrow shall be held and delivered by Escrow Agent in accordance with the provisions of such Section 6.1.

ARTICLE 3
TITLE MATTERS
SECTION 3.1.    Title Objections; Required Removal Exceptions. Buyer shall have the right to have title updated, and shall provide to Seller any update to the Title Commitment (as applicable, an “Update”) that Buyer obtains upon Buyer’s receipt thereof. Buyer shall give Seller written notice (an “Objection Notice”) of any exception to title to the Property in the Update that is not a Permitted Exception and to which Buyer objects (an “Objection”). Seller shall have no obligation to bring any action or proceeding, or to incur any expense or liability, to Remove an Objection. If Seller elects to attempt to remedy any Objection, then Seller shall notify Buyer in writing within two (2) Business Days after Seller receives the Objection Notice, in which case Seller will endeavor to remedy such Objection, but Seller will have no liability to Buyer if Seller is unable or fails to remedy such Objection (unless such objection is a Required Removal Exception). If Seller either is unable to convey title to the Property in accordance with the provisions of this Agreement, or elects not to remedy any Objection(s) which it may elect not to Remove, then Seller may so notify Buyer in writing within two (2) Business Days after Seller receives the Objection Notice referencing such Objection(s). If Buyer delivers an Objection Notice to Seller, and (a) Seller does not notify Buyer within such two (2) Business Day period that Seller will attempt to cure such Objection, or (b) Seller notifies Buyer within such two (2) Business Day period that Seller will not attempt to cure such Objection, then, Buyer shall have the right to elect, by written notice to Seller given not later than the second (2nd) Business Day after (a) the receipt by Buyer of notice from Seller that Seller will not cure such Objection or (b) the second (2nd) Business Day after Seller received such Objection Notice if Seller did not within such two (2) Business Day period elect to cure such Objection, either (x) to accept such title as Seller is able to convey, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller (in which case the exception to which Buyer had raised an Objection and which Seller did not elect to cure shall be deemed to be a Permitted Exception), or (y) to terminate this Agreement. If Buyer delivers an Objection Notice to Seller, and Seller does not notify Buyer within such two (2) Business Day period that Seller will attempt to cure such Objection, then Seller shall be deemed to have elected not to remedy such Objection(s). The Closing shall be adjourned (but not beyond December 28, 2017) to permit such process to be completed, and if such process shall be ongoing as of 11:59 p.m. on December 28, 2017, then this Agreement will automatically terminate without either party having any liability (other than obligations that, pursuant to the express terms hereof, survive termination hereof (for the avoidance of doubt, Seller’s failure to Remove any exception that is not a Required Removal Exception shall be neither a breach nor a default hereunder)) unless Buyer agrees to accept such title as Seller is able to convey, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller. If Buyer elects to terminate this Agreement pursuant to the preceding clause (b), then this Agreement shall terminate and be deemed null, void and of no further force or effect. Notwithstanding anything to the contrary contained herein, Seller shall be required to Remove all Required Removal Exceptions at or prior to Closing.
ARTICLE 4
ACCESS; AS-IS SALE
SECTION 4.1.    Buyer’s Access to the Property.
(a)    During the period between the Effective Date and the Closing Date, Buyer, at its cost, may conduct such surveys and non-invasive investigations and inspections of the Property (collectively “Inspections”) as Buyer elects in its sole discretion and Seller, at reasonable times, shall provide reasonable access to the Property to Buyer and Buyer’s consultants and other representatives for such purpose. Buyer’s right to perform the Inspections shall be subject to and will not unreasonably interfere with or disturb the rights of tenants, guests and customers at the Property and the Inspections shall not unreasonably interfere with the Seller’s business operations. Buyer and its agents, contractors and consultants shall comply with Seller’s reasonable requests with respect to the Inspections to minimize such interference. Buyer will cause each of Buyer’s consultants that will be performing such tests and inspections (other than purely visual inspections) to provide (as a condition to performing such Inspections) proof of commercial general liability insurance on an occurrence form with limits of not less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) aggregate limit bodily injury, death and property damage per occurrence shall be provided to Seller.

(b)    Buyer hereby agrees to indemnify and hold harmless Seller from and against any loss that Seller shall incur as the result of the acts of Buyer or Buyer's representatives or consultants in conducting physical diligence with respect to the Property, or, in the case of physical damage to the Property resulting from such physical diligence, for the reasonable cost of repairing or restoring the Property to substantially its condition immediately prior to such damage (unless Buyer promptly shall cause such damage to be repaired or restored); provided, however, (i) the foregoing indemnity and agreement to hold Seller harmless shall not apply to, and Buyer shall not be liable or responsible for, (A) the discovery of any fact or circumstance not caused by Buyer or its representatives or consultants (except to the extent Buyer exacerbates such fact or circumstance), (B) any pre-existing condition (except to the extent Buyer exacerbates such pre-existing condition), or (C) the negligence or willful misconduct of Seller, any of Seller’s Affiliates or any of their respective agents, employees, consultants or representatives and (ii) in no event shall Buyer be liable for any consequential, punitive or special damages; provided that, for the avoidance of doubt, such waiver of consequential, punitive and special damages shall not be deemed a waiver of damages that Seller is required to pay to a party other than Seller or an Affiliate of Seller in respect of consequential, punitive or special damages.
SECTION 4.2.    As-Is Provision. Buyer acknowledges and agrees that:
(a)    SUBJECT TO THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER OR ANY AFFILIATE SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY SELLER OR ANY AFFILIATE TO BUYER AT CLOSING, BUYER AGREES THAT: (i) BUYER SHALL ACCEPT THE MEMBERSHIP INTERESTS AND THE PROPERTY IN THEIR PRESENT STATE AND CONDITION AND “AS-IS WITH ALL FAULTS”; (ii) SELLER SHALL NOT BE OBLIGATED TO DO ANY RESTORATION, REPAIRS OR OTHER WORK OF ANY KIND OR NATURE WHATSOEVER ON OR AFFECTING THE PROPERTY AND, SPECIFICALLY, BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THE NET LEASE, SELLER SHALL NOT BE RESPONSIBLE FOR ANY WORK ON OR IMPROVEMENT OF THE PROPERTY NECESSARY (x) TO CAUSE THE PROPERTY TO MEET ANY APPLICABLE HAZARDOUS WASTE LAWS, (y) TO REPAIR, RETROFIT OR SUPPORT ANY PORTION OF THE IMPROVEMENTS DUE TO THE SEISMIC OR STRUCTURAL INTEGRITY (OR ANY DEFICIENCIES THEREIN) OF THE IMPROVEMENTS, OR (z) TO CURE ANY VIOLATIONS; AND (iii) NO PATENT OR LATENT CONDITION AFFECTING THE PROPERTY IN ANY WAY, WHETHER OR NOT KNOWN OR DISCOVERABLE OR DISCOVERED AFTER THE CLOSING DATE, SHALL AFFECT BUYER’S OBLIGATION TO PURCHASE THE PROPERTY OR TO PERFORM ANY OTHER ACT OTHERWISE TO BE PERFORMED BY BUYER UNDER THIS AGREEMENT, NOR SHALL ANY SUCH CONDITION GIVE RISE TO ANY ACTION, PROCEEDING, CLAIM OR RIGHT OF DAMAGE OR RESCISSION AGAINST SELLER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT.
(b)    BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY SELLER OR ANY AFFILIATE THEREOF TO BUYER AT CLOSING, NEITHER SELLER, NOR ANY OF ITS AFFILIATES, NOR ANY OF ITS OR THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS OPERATIONS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (I) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE (PRESENT OR PROPOSED), OCCUPANCY OR OPERATION OF THE PROPERTY, (II) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE BUSINESS OPERATIONS, (III) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS OPERATIONS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, (IV) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER

DATA OR INFORMATION SET FORTH IN ANY DOCUMENTATION OR OTHER INFORMATION PROVIDED TO BUYER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER, OR (V) ANY OTHER MATTER RELATING TO SELLER, THE PROPERTY OR THE BUSINESS.
ARTICLE 5
NO ADJUSTMENTS OR PRORATIONS; CLOSING COSTS
SECTION 5.1.    No Adjustments or Prorations of Income or Expenses. Because New Property Owner, as landlord, and Net Lease Tenant, as tenant, will enter into the Net Lease during the Closing Period, as between Seller and Buyer there will be no adjustment or proration of income or expenses relating to the Property.
SECTION 5.2.    Closing Costs. Closing costs shall be allocated between Buyer and Seller as follows:
(a)    Buyer shall pay the following closing costs: (i) all premiums and charges of the Title Company for the Owner’s Title Policy (other than in respect of a non-imputation endorsement, as set forth below), (ii) the cost of any surveys of the Property obtained by Buyer, and any updates thereto, (iii) fifty percent (50%) of (A) the cost of any non-imputation endorsement obtained by Buyer in connection with the Transaction and (B) any escrow charges imposed by the Escrow Agent and/or Title Company in connection with the Closing and (iv) all fees due its attorneys and all costs of Buyer’s due diligence, including fees due its consultants.
(b)    Seller shall pay the following closing costs: (i) all fees due its attorneys, (ii) all costs incurred by Seller in connection with the Removal of any Required Removal Exceptions or other title exceptions that Seller elects or is required to remove, (iii) all costs to issue Tenant’s Title Policy, (iv) all fees associated with recording the Memorandum of Lease, and (v) fifty percent (50%) of (A) the cost of any non-imputation endorsement obtained by Buyer in connection with the Transaction and (B) any escrow charges imposed by the Escrow Agent and/or Title Company in connection with the Closing.
(c)    Survival. The provisions of this Section 5.2 shall survive Closing and not be merged therein.
ARTICLE 6
CLOSING
SECTION 6.1.    Closing Mechanics.
(a)    The parties shall conduct an escrow Closing through the Escrow Agent as escrowee so that it will not be necessary for any party to attend Closing. The escrow Closing shall be conducted in accordance with an escrow arrangement, and pursuant to an escrow agreement, reasonably acceptable to Seller, Buyer and the Escrow Agent (the “Escrow Arrangement”). The Closing shall occur during the Closing Period in accordance with the provisions of subsection 6.1(b) hereof.
(b)    On the first (1st) day of the Closing Period, Seller shall cause New Property Owner to be formed and then convey the Property to New Property Owner pursuant to the Deed, and New Property Owner and Seller will enter into a short form lease of the Property in the form of Exhibit U (the “Short Form of Lease”), the Lease and Easement Assignment and Acceptance Agreement, and the Lease Assignment and Assumption Agreement. On the Closing Date, provided all conditions precedent to Seller’s obligations hereunder have been satisfied (or waived) in accordance with Section 6.5, Seller shall assign and transfer all of the Membership Interests to Buyer and provided all conditions precedent to Buyer’s obligations hereunder have been satisfied (or waived) in accordance with Section 6.4, Buyer agrees to pay the Purchase Price to Seller, in each case, in accordance with the Escrow Arrangement and Seller and New Property Owner will enter into the Net Lease and the Memorandum of Lease, and Net Lease Guarantor shall execute and deliver the Net Lease Guaranty. Upon written notice from Seller to Buyer, or Buyer to Seller, as applicable, on or prior to the then scheduled Closing Period, each of Seller and Buyer shall be entitled to adjourn the then scheduled Closing Period for up to six (6) days in the aggregate, provided that in no event shall the Closing Date be adjourned beyond the December 28, 2017, and in no event will the Closing occur after December 28, 2017. Notwithstanding anything to the contrary contained herein, it is expressly agreed to by Seller and Buyer that TIME IS OF THE ESSENCE with respect to Seller’s and Buyer’s respective obligations to consummate the Transaction on the Closing Date.
(c)    The items to be delivered by Seller or Buyer in accordance with the terms of Sections 6.2 or 6.3 (other than those pursuant to subsections 6.2(a) through (c) and 6.2(g)) shall be delivered to Escrow Agent on the Closing Date.
SECTION 6.2.    Seller’s Closing Deliveries. During the Closing Period, Seller shall execute and deliver (or cause to be executed and delivered by its Affiliates), and, have acknowledged, as applicable, the following and make such payments as specified below (it being understood and agreed that the documents referenced in subsections 6.2(a) through (c), and 6.2(g) shall be executed, delivered and acknowledged (and, in the case of the Deed, be recorded in the Clark County Real Estate Records) on the first day of the Closing Period (with original fully-executed counterparts thereof delivered to Buyer on the Closing Date) and the other documents, materials and payments shall be executed, delivered, acknowledged and paid, as applicable on the Closing Date and, in the case of the Memorandum of Lease, be submitted for recording in the Clark County Real Estate Records):
(a)    Deed. A deed for the Property in the form of Exhibit J attached hereto (the “Deed”), and the State of Nevada Declaration of Value, executed, acknowledged and delivered by Seller and New Property Owner, as applicable, conveying the Property to New Property Owner.
(b)    Short Form Lease. The Short Form of Lease executed and delivered by Seller and New Property Owner.
(c)    Lease and Easement Assignment and Acceptance Agreement. An assignment and acceptance of the Leases, the REA and certain other recorded easements and agreements in the form of Exhibit K-1 attached hereto (the “Lease and Easement Assignment and Acceptance Agreement”), executed and delivered by Seller and New Property Owner, pursuant to which Seller assigns all of its interest in the Leases and the REA to New Property Owner and New Property Owner accepts such assignment.
(d)    Evidence of Deed Recordation Etc. Reasonable evidence of the formation of New Property Owner in Delaware, that New Property Owner is qualified to do business and is in good standing in the State of Nevada, and that the Deed was duly recorded in the Clark County Real Estate Records, and that the Lease and Easement Assignment and Acceptance Agreement, Net Lease, Lease Assignment and Assumption Agreement, Net Lease Guaranty and Memorandum of Lease have been fully executed and delivered (including such estoppels and reaffirmations from Seller and its Affiliates as Buyer shall reasonably require).
(e)    Net Lease and Net Lease Guaranty. The Net Lease, executed and delivered by New Property Owner and Net Lease Tenant, and the Net Lease Guaranty, executed and delivered by Net Lease Guarantor.
(f)    Membership Interest Assignment and Assumption Agreement. An assignment and assumption agreement with respect to all of the membership interests in New Property Owner (the “Membership Interests”) in the form of Exhibit L attached hereto (the “Membership Interest Assignment and Assumption Agreement”), executed and delivered by Seller, pursuant to which Seller assigns and transfers all such membership interests to Buyer.
(g)    Lease Assignment and Assumption Agreement. An assignment and assumption of the Leases in the form of Exhibit K-2 attached hereto (the “Lease Assignment and Assumption Agreement”), executed and delivered by New Property Owner and Net Lease Tenant, pursuant to which New Property Owner assigns all of its interest, if any, in the Leases to Net Lease Tenant and Net Lease Tenant assumes all obligations under the Leases.
(h)    Notice to Tenants. One (1) original form letter in the form of Exhibit M attached hereto, executed by Seller, duplicate copies of which shall be delivered by Buyer after Closing to each Tenant.

(i)    Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit N attached hereto, in compliance with Treasury Regulations Section 1.1445-2(b)(2) (the “FIRPTA Affidavit”), executed and delivered by Seller.
(j)    Amended and Restated ROFR. The Amended and Restated ROFR, executed and delivered by CEC.
(k)    Evidence of Authority. Delivery by Seller of documentation to establish to Buyer’s and the Title Company’s reasonable satisfaction the due authorization of Seller’s, New Property Owner’s, Net Lease Tenant’s, Net Lease Guarantor’s and CEC’s consummation of the Transaction, including Seller’s execution of this Agreement and Seller’s, New Property Owner’s, Net Lease Tenant’s, Net Lease Guarantor’s and CEC’s execution of the Closing Documents required to be delivered by each such party.
(l)    Title Affidavit, Non-Imputation Affidavit and Related Documents. An owner’s affidavit in the form of Exhibit O-1 attached hereto, a non-imputation affidavit in the form of Exhibit O-2 attached hereto, and such other documents, certificates, indemnities and affidavits as may be otherwise agreed upon by Seller and Buyer in each of their reasonable discretions and/or reasonably and customarily required by the Title Company to consummate the Transaction, executed and delivered by Seller and New Property Owner, as applicable.
(m)    Seller Costs. Seller shall cause costs required to be paid by Seller under the provisions of this Agreement to be debited against the proceeds to Seller on the Title Company’s settlement statement.
(n)    Memorandum of Lease. A memorandum of lease for the Net Lease in the form of Exhibit P attached hereto (the “Memorandum of Lease”), executed, acknowledged and delivered by New Property Owner and Net Lease Tenant.
(o)    Updated List of Leases and Material Contracts. Updates of Schedule 7.2(i) and Schedule 7.2(j) attached hereto as of the Closing Date.
(p)    Estoppel Certificate. The Estoppel Certificate, executed and delivered by Seller, Flamingo Las Vegas Operating Company, LLC, a Nevada limited liability company, 3535 LV Newco, LLC, a Delaware limited liability company, and Caesars Linq, LLC, a Delaware limited liability company.
(q)    Joinder. Joinders to the Declaration, each delivered pursuant to Section 2.4 of the Declaration and in the form attached to the Declaration as Exhibit O, and executed and submitted for recording in the Clark County Real Estate Records, in the following order: first, by 3535 LV Newco, LLC, a Delaware limited liability company; and second, by New Property Owner.
(r)    Certificate of Representations and Warranties. A certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit Q, executed and delivered by Seller, stating that the representations and warranties of Seller contained in Section 7.2 hereof are true, correct and complete in all material respects as of each day of the Closing Period, except to the extent they expressly relate to an earlier date.
SECTION 6.3.    Buyer’s Closing Deliveries. On the Closing Date, Buyer shall execute and deliver (or cause to be executed and delivered by its Affiliates), and, have acknowledged, as applicable, the following and make such payments as specified below:
(a)    Purchase Price. The Purchase Price, plus any other amounts required to be paid by Buyer at Closing hereunder.
(b)    Membership Interest Assignment and Assumption Agreement. The Membership Interest Assignment and Assumption Agreement, executed and delivered by Buyer.
(c)    Amended and Restated ROFR. The Amended and Restated ROFR, executed and delivered by VICI.

(d)    Evidence of Authority. Delivery by Buyer of documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s and VICI’s consummation of the Transaction, including Buyer’s execution of this Agreement and Buyer’s and VICI’s execution of the Closing Documents required to be delivered by each such party.
(e)    Certificate of Representations and Warranties. A certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit R, executed and delivered by Buyer, stating that the representations and warranties of Buyer contained in Section 7.1 hereof are true, correct and complete in all material respects as of the Closing Date, except to the extent they expressly relate to an earlier date.
(f)    Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer in each of their reasonable discretions to consummate the Transaction.
SECTION 6.4.    Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on the satisfaction or waiver of all of the following on or prior to the Closing Date:
(a)    Representations True. All Seller’s Warranties shall be true and correct in all material respects on and as of each day of the Closing Period as if made on and as of each such date except to the extent that they expressly relate to an earlier date.
(b)    Deed; Title Condition. The Deed shall have been duly recorded in the Clark County Real Estate Records, the New Property Owner shall own fee simple title (other than with respect to appurtenant interests constituting Real Property in which Seller does not hold fee simple title) to the Real Property, title to the Real Property shall be as provided in Section 3.1 and, assuming Buyer pays the premium in respect thereof, the Title Company shall irrevocably commit to issue the Owner’s Title Policy to New Property Owner.
(c)    Seller’s Deliveries Complete. Seller shall have executed and delivered (or caused to be executed and delivered), and have acknowledged, as applicable, all of the documents and other items required pursuant to Section 6.2 and shall have performed all other material obligations to be performed by Seller at or during the Closing Period.
(d)    Other Land PSA. The closing under the Other Land PSA shall be consummated concurrently with the Closing hereunder.
(e)    No Legal Impediment. There shall not be in effect any law, or any injunction or order of any governmental or judicial authority of competent jurisdiction prohibiting, restraining, enjoining or otherwise preventing the consummation of the Transaction.
(f)    No Involuntary Bankruptcy. A petition shall not have been filed against Seller or New Property Owner under the Federal Bankruptcy Code or any similar Laws.
SECTION 6.5.    Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on the satisfaction or waiver of all of the following on or during the Closing Period:
(a)    Representations True. All Buyer’s Warranties shall be true and correct in all material respects on and as of each day of the Closing Period, as if made on and as of each such date except to the extent they expressly relate to an earlier date.
(b)    Buyer’s Deliveries Complete. Buyer shall have timely delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 6.3 and shall have performed all other material obligations to be performed by Buyer at or prior to Closing.
(c)    Other Land PSA. The closing under the Other Land PSA shall be consummated concurrently with the Closing hereunder.

(d)    No Legal Impediment. There shall not be in effect any law, or any injunction or order of any governmental or judicial authority of competent jurisdiction prohibiting, restraining, enjoining or otherwise preventing the consummation of the Transaction.
(e)    Memorandum of Lease / Tenant’s Title Policy. The Memorandum of Lease shall have been submitted for recording in the Clark County Real Estate Records and, assuming that Seller pays the premium in respect thereof, the Title Company shall be irrevocably committed to issue the Tenant’s Title Policy to Net Lease Tenant.
SECTION 6.6.    Failure of Conditions Precedent. In the event any of the conditions set forth in this Article 6 are neither waived nor satisfied as of the applicable day of the Closing Period (subject to Seller’s and Buyer’s rights to extend the Closing Period pursuant to the terms of this Agreement) and the provisions of Article 9 do not apply, Seller or Buyer (as applicable) may terminate this Agreement by notice to the other party, and thereafter, neither party shall have any further rights or obligations hereunder except for obligations which expressly survive termination of this Agreement. If the Closing does not occur on or before December 28, 2017, this Agreement shall automatically terminate, other than those terms that, pursuant to the express terms hereof, survive termination hereof.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
SECTION 7.1.    Buyer’s Representations. Buyer represents and warrants to Seller as of the Effective Date and as of each date of the Closing Period, as follows:
(a)    Buyer’s Authorization; Non-Contravention. Buyer and each of its Affiliates that is executing any Closing Document, as applicable, (i) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws, the State in which the Property is located, (ii) is authorized to execute this Agreement and consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Buyer and its Affiliates, as applicable, and such instruments, obligations and actions are valid and legally binding upon Buyer and its Affiliates, as applicable, enforceable in accordance with their respective terms. Except as set forth in Section 7.3(d), the execution and delivery of this Agreement and all Closing Documents to be executed by Buyer and its Affiliates, as applicable, and the performance of the obligations of Buyer and its Affiliates, as applicable, hereunder or thereunder will not (w) result in the violation of any Laws, or any provision of Buyer’s or its Affiliates’, as applicable, organizational documents, (x) conflict with any order of any court or governmental instrumentality binding upon Buyer, (y) conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which Buyer or its Affiliates, as applicable, is bound, except to the extent that such conflict, inconsistency or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect, or (z) require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, except as have been obtained or will be obtained on or prior to the Closing Date, and (iii) no “Event of Default” exists under (and as defined in) that certain First Lien Credit Agreement, dated as of October 6, 2017 (as amended from time to time), among VICI Properties 1 LLC, as the borrower, the lenders party thereto from time to time and Wilmington Trust, National Association, as administrative agent; provided, however, that the representation and warranty made in this subsection (iii) is made only as of the Effective Date and shall not be remade as of each date of the Closing Period.
(b)    Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar Laws.
(c)    OFAC; Patriot Act. Buyer hereby represents and warrants to Seller that Buyer is not, nor to its knowledge, any persons or entities holding any Controlling legal or beneficial interest whatsoever in it are, (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any

Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Buyer hereby represents and warrants to Seller that no funds tendered to Seller under the terms of this Agreement are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. Buyer will not knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the Property.
SECTION 7.2.    Seller’s Representations. Seller represents and warrants to Buyer, as of the Effective Date and as of each day of the Closing Period as set forth below, as follows:
(a)    Seller’s Authorization; Non-Contravention. Seller and each of its Affiliates that is executing any Closing Document, as applicable, (i) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws, the State in which the Property is located, and (ii) is authorized to execute this Agreement and consummate the Transaction, and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Seller and its Affiliates, as applicable, and such instruments, obligations and actions are valid and legally binding upon Seller and its Affiliates, as applicable, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and all Closing Documents to be executed by Seller and its Affiliates, as applicable, and the performance of the obligations of Seller and its Affiliates, as applicable, hereunder or thereunder will not (w) result in the violation of any Laws, or any provision of Seller’s or its Affiliates’, as applicable, organizational documents, (x) conflict with any order of any court or governmental instrumentality binding upon Seller, (y) except with respect to Net Lease Guarantor prior to the Closing, subject to Section 7.3(d) hereof, conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which Seller or its Affiliates, as applicable, is bound, except to the extent that such conflict, inconsistency or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect, or (z) subject to Section 7.3(d) hereof, require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, except as have been obtained or will be obtained on or prior to the Closing Period.
(b)    New Property Owner’s Authorization; Non-Contravention. After the formation of the New Property Owner on the first day of the Closing Period and through the Closing Date, (i) New Property Owner shall be duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws, the State in which the Property is located, and (ii) New Property Owner shall be authorized to consummate the Transaction, and fulfill all of its obligations hereunder and under all Closing Documents to be executed by New Property Owner and such instruments, obligations and actions shall be valid and legally binding upon New Property Owner, enforceable in accordance with their respective terms. After the formation of the New Property Owner on the first day of the Closing Period and through the Closing Date, the execution and delivery of all Closing Documents to be executed by New Property Owner and the performance of the obligations of New Property Owner thereunder shall not (w) result in the violation of any Laws, or any provision of New Property Owner’s organizational documents, (x) conflict with any order of any court or governmental instrumentality binding upon New Property Owner, (y) subject to Section 7.3(d) hereof, conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which New Property Owner is bound, except to the extent that such conflict, inconsistency or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect, or (z) subject to Section 7.3(d) hereof, require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, except as have been obtained or will be obtained on or prior to the Closing Period.
(c)    Bankruptcy. As of the Effective Date, no petition has been filed by Seller, nor has Seller received written notice of any petition filed against Seller under the Federal Bankruptcy Code or any similar Laws. As of each day of the Closing Period, no petition has been filed by New Property Owner under the Federal Bankruptcy Code or any similar Laws.
(d)    OFAC; Patriot Act. Seller hereby represents and warrants to Buyer that Seller is not, nor to its knowledge, any persons or entities holding any Controlling legal or beneficial interest whatsoever in it are Prohibited Persons. Seller hereby represents and warrants to Buyer that no funds tendered to Buyer under the terms of this Agreement are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. Seller will not knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the Property.
(e)    Environmental Laws. Except as disclosed in the Environmental Reports, Seller has complied and Seller and the Property are now complying with all Environmental Laws (as defined in the Net Lease), except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
(f)    Real Property. The Real Property comprises all of the real property used in the operation of the property commonly known as “Harrah’s Las Vegas Hotel & Casino”.
(g)    Litigation. Except as set forth in Schedule 7.2(g) with respect to certain litigation against Seller, which litigation does not affect the Property or New Property Owner, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding that is pending, or to Seller’s knowledge threatened in writing, against Seller, New Property Owner, the Property or the Membership Interests (other than, in the case of Seller, New Property Owner and the Property, claims for personal injury, property damage, worker's compensation or employment practices liability for which Seller’s insurance carrier has not disclaimed liability and in which the amounts claimed do not exceed the applicable insurance policy limits).
(h)    Compliance with Laws. Subject to the provisions of Section 7.2(e) with respect to Environmental Laws, the Property, and Seller’s operations at the Property, are in compliance with all applicable Laws, except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
(i)    Leases. The Leases which demise space at the Property are listed on Schedule 7.2(i), which is true, accurate and complete in all material respects as of the date set forth thereon, and except as set forth thereon, such Leases have not been amended or modified, and to Seller’s Knowledge, there is no material default under any such Lease except as set forth in Section 7.3(d). There are no separate agreements between Seller or New Property Owner and any party to any Lease with respect to the use or occupancy of the Property other than as specified on Schedule 7.2(i). Such Schedule shall be appropriately adjusted to reflect leasing matters in accordance with Section 7.3(e) hereof. Seller has furnished to Buyer true, correct and complete copies of all Leases, in all material respects, all of which are in full force and effect.
(j)    Contracts. The Material Contracts in effect with respect to the Property are set forth on Schedule 7.2(j), which is true, accurate and complete in all material respects as of the date set forth thereon, and except as set forth thereon, such Material Contracts have not been amended or modified, and to Seller’s Knowledge, there is no default under any such Material Contract, except for the Declaration of Covenants, Restrictions and Easements listed as item one on Schedule 7.2(j), which default is the result of the failure to obtain a joinder as required thereunder. Seller has furnished to Buyer true, correct and complete copies of all Material Contracts, all of which are in full force and effect.
(k)    Union Agreement; Employees. As of the Closing Date, (a) New Property Owner does not have any employees, (b) neither Seller nor any Affiliate thereof has any employees, who will have any right to employment by, or to Seller’s knowledge, claim against, New Property Owner, (c) neither Seller nor any affiliate thereof is a party to or bound by any collective bargaining agreement or other agreement with any labor organization that gives rise to any claims against New Property Owner and (d) there are no outstanding claims against Seller under any collective bargaining agreement or other agreement with a labor organization to which Seller is a party which relates to New Property Owner.
(l)    Taxes. Seller has timely filed with the appropriate taxing authorities all tax returns that it has been required to file with respect to the Property. All such tax returns are true, correct, and complete in all material respects. All taxes (including any interest or penalties thereon) owed by Seller with respect to the Property have been paid prior to delinquency.

(m)    Financial Information. The financial information attached as Exhibit T hereto (the “Financial Information”) (other than projections with respect to future periods included therein) (i) was derived from the books and records of Seller and has been prepared, or derived from information prepared on a basis consistent with prior periods, and (ii) fairly presents in all material respects the results of operations of the Seller and the Property as of their respective dates and for the respective periods presented, subject to normal year-end adjustments. Since September 30, 2017, there has been no material adverse change in the condition of the Property or in the property, business, operations or financial condition of Seller. The projections contained in the Financial Information were prepared by Seller based on assumptions that are to its knowledge reasonable and customary.
(n)    ERISA. Seller is not, and is not acting on behalf of (i) an “employee benefit plan” as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code, or (iii) an entity deemed to hold “plan asset” of any of the foregoing within the meaning of 29 C.F.R. Section 2510.3 101, as modified by Section 3(42) of ERISA. None of the transactions contemplated by this Agreement are in violation of any state statutes applicable to Seller regulating investments of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
(o)    Condemnation. As of the Effective Date, no condemnation or eminent domain proceeding in which Seller has received written notice is pending with respect to the Property, and to Seller’s Knowledge, no such proceeding is threatened, or contemplated, in writing.
(p)    Membership Interests. As of the Closing Date, (i) immediately prior to assignment thereof to Buyer, Seller is the lawful owner of the Membership Interests, free and clear of all Liens; (ii) the Membership Interests constitute all of the membership interests of New Property Owner; (iii) Seller is the sole member of New Property Owner; (iv) New Property Owner has no manager (other than New Property Owner); (v) the Membership Interests have been duly authorized and validly issued and have not been issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any other rights; (vi) Seller will transfer good, valid and marketable title to the Membership Interests to Buyer, free and clear of all Liens; and (vii) Seller has furnished to Buyer true, correct and complete copies of the certificate of formation and operating agreement of New Property Owner.
(q)    New Property Owner. As of the Closing Date, (i) New Property Owner was created solely for the purpose of and has not engaged in any activity or business other than owning the Property; (ii) the only asset of New Property Owner is the Property (and, for the avoidance of doubt, New Property Owner has no direct or indirect subsidiaries and does not own any interests in any other entity); and (iii) New Property Owner has no liabilities (contingent or otherwise) other than its liabilities as landlord under the Net Lease and those liabilities that arise solely as a result of New Property Owner’s ownership of the Property, in its capacity as owner thereof (such as real estate taxes and any liabilities under the Declaration and/or REA).
SECTION 7.3.    General Provisions.
(a)    Survival of Seller’s Warranties and Buyer’s Warranties. Seller’s Warranties and Buyer’s Warranties shall survive Closing and not be merged therein for a period of two hundred seventy (270) days (such period, the “Survival Period”); provided that Seller’s NPO Warranties shall survive Closing without limitation of time; provided further that the Survival Period will be extended for so long as any claim of breach of any such representation or warranty notice of which was provided to Seller or Buyer, as applicable, within the period of two hundred seventy (270) days referenced above shall be outstanding.
(b)    Seller’s aggregate liability to Buyer with respect to any and all such breaches of Seller’s representations or warranties set forth in this Agreement (other than Seller’s NPO Warranties), shall not exceed Five Percent (5%) of the Purchase Price and Buyer hereby waives any damages, costs and expenses in respect of such breaches in excess of said amount.
(c)    Survival. The provisions of this Section 7.3 shall survive Closing (and not be merged therein) or any earlier termination of this Agreement.

(d)    Exceptions to Representations and Warranties. Notwithstanding anything to the contrary in this Agreement, (a) Seller has advised Buyer that one or more of the Leases and easements listed on Schedule 7.3(d) may require consent to the assignment of such Lease or easement; (b) Seller shall use commercially reasonable efforts to obtain such consents on or prior to the Closing Date; and (c) the failure to obtain such consents shall not be a default by Seller under this Agreement or a breach of Seller’s representations or warranties hereunder; provided, however, that in no event shall this Section 7.3(d) vitiate any of the Net Lease Tenant’s responsibilities under the Net Lease, including, without limitation, the indemnification provisions set forth therein or the Net Lease Guarantor’s obligations under the Net Lease Guaranty.
(e)    Update of Representations and Warranties. Prior to the Closing, Seller shall have the right to amend and otherwise modify the representations and warranties made by Seller by written notice thereof to Buyer to reflect any change in facts or circumstances first occurring after the Effective Date not resulting from a breach or default by Seller or its Affiliates under this Agreement.
ARTICLE 8
COVENANTS
SECTION 8.1.    Contracts and Leases. Between the Effective Date and the Closing, Seller shall not enter into any new Contract or Lease or extend, renew, replace or otherwise modify or terminate or cancel any Contract or Lease, except to the extent that Seller, solely in its capacity as tenant under the Net Lease, would be permitted to do the same under the terms of the Net Lease if the Net Lease were in effect.
SECTION 8.2.    Operation of Property. Between the Effective Date and the Closing, Seller (a) shall (and shall cause New Property Owner on the first day of the Closing Period to) operate the Property in the Ordinary Course and shall cause the existing certificate of occupancy for the Real Property to remain in effect through Closing and (b) shall not demolish or alter, improve or otherwise physically change the Buildings, in whole or in part, or construct any additional buildings, structures or other improvements on the Land, except (in the case of (a) or (b)) to the extent that Net Lease Tenant would be permitted to do the same under the terms of the Net Lease if the Net Lease were in effect.
SECTION 8.3.    Intentionally Omitted.
SECTION 8.4.    Brokers. Seller and Buyer expressly represent that there has been no broker or any other party representing Seller or Buyer as broker with respect to the Transaction and with respect to this Agreement. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by any party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by any party claiming to have represented Buyer as broker in connection with the Transaction. The provisions of this Section 8.4 shall survive Closing (and not be merged therein) or the earlier termination of this Agreement.
SECTION 8.5.    Transfer Taxes. Seller and Buyer each hereby covenant and agree that in the event any transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) are incurred in connection with this Agreement and the other Closing Documents (including any real property transfer tax and any other similar tax), all such taxes or fees shall be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Seller and Buyer will cooperate to timely file all necessary tax returns or other documents with respect to such taxes or fees, the provisions of this Section 8.5 shall survive Closing (and not be merged therein).
SECTION 8.6.    Publicity. Seller and Buyer agree that any press release or other public statement with respect to the Transaction or this Agreement shall be mutually approved by the other (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable gaming, securities or other Laws or by obligations pursuant to any listing agreement or rules of any securities exchange or in connection with corporate transactions or financings that Seller or Buyer may undertake; provided, that the disclosing party shall use commercially reasonable efforts to provide prior notice to and consult with the non-disclosing party. The provisions of this Section 8.6 shall survive Closing (and not be merged therein) or the earlier termination of this Agreement.
SECTION 8.7.    Confidentiality. Seller and Buyer agree that they continue to be bound by the Mutual Non-Disclosure Agreement, dated October 20, 2017, between CEC and VICI (the “Confidentiality Agreement”). Notwithstanding the foregoing and for the avoidance of doubt, each of Seller and Buyer may disclose such information to the extent required by applicable gaming, securities or other Laws or by obligations pursuant to any listing agreement or rules of any securities exchange and to financing sources and as otherwise contemplated by the Confidentiality Agreement, and Section 8.6 above. The provisions of this Section 8.7 shall survive Closing (and not be merged therein) or earlier termination of this Agreement.
SECTION 8.8.    Financing.
(a)    Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as practicable, all things necessary, proper or advisable to arrange and obtain the Debt Financing substantially on the terms and conditions (including the “market flex” provisions) described in the Commitment Letter. To such end, Buyer shall use reasonable best efforts to, and/or cause its Affiliates to use their respective reasonable best efforts to, (a) maintain in effect the Commitment Letter, (b) satisfy, or cause to be satisfied, on a timely basis all conditions to funding in the Commitment Letter and each definitive agreement executed by Buyer or its Affiliates with respect thereto (collectively, with the Commitment Letter and including any related fee letter(s), the “Debt Documents”) to the extent applicable to Buyer and/or its Affiliates, (c) as promptly as practicable negotiate, execute and deliver, or cause to be executed and delivered, definitive agreements with respect to the Debt Financing on substantially the terms and conditions contemplated by the Commitment Letter (including any related “market flex” provisions) and, if executed prior to the Closing Date, deliver to Seller a copy of any material definitive agreement promptly following such execution, (d) timely prepare, or cause to be prepared, the necessary marketing materials with respect to the Debt Financing, (e) consummate, or cause to be consummated, the Debt Financing at or prior to the time the Closing should occur pursuant to Section 2.1 and Section 6.1 and (f) enforce, or cause to be enforced, the rights of Buyer and its Affiliates under the Debt Documents. Buyer shall promptly notify Seller in writing if Buyer acquires actual knowledge of (1) of any breach, default, termination or repudiation by any party to any Debt Document, (2) that any portion of the Debt Financing contemplated by the Commitment Letter will not be available and (3) of any expiration or termination of any Debt Document (each, a “Financing Failure Event”). As soon as reasonably practicable, Buyer shall provide any information in Buyer’s possession that is reasonably requested by Seller relating to any Financing Failure Event, provided, that in no event will Buyer be under any obligation to disclose any information that is subject to applicable legal privileges (including the attorney-client privilege) or binding obligation of confidentiality to a third party. Notwithstanding anything to the contrary contained herein, Buyer shall cause VICI Properties Inc., a Maryland corporation (“VICI REIT”) to not modify, amend, waive or terminate in any respect the Common Stock Purchase Agreement, dated as of the date hereof, between VICI REIT and each purchaser identified therein
(b)    Without limiting the provisions of Section 8.8(a), Buyer shall keep Seller reasonably informed, promptly upon request, in reasonable detail, of the status of its efforts to arrange the Debt Financing and provide to Seller executed copies of the Debt Documents (provided, that, any fee letters, engagement letters or other agreements that, in accordance with customary practice, are confidential by their terms, to the extent the provisions in question do not affect the conditionality or amount of the Debt Financing, may be redacted so as not to disclose such terms that are so confidential); provided, that in no event will Buyer be under any obligation to disclose any information that is subject to any applicable legal privileges (including the attorney-client privilege). If Buyer obtains actual knowledge that any portion of the Debt Financing has become unavailable substantially on the terms and conditions contemplated by the Commitment Letter (after taking into account “market flex” terms), Buyer shall promptly notify Seller, and Buyer shall use commercially reasonable efforts to arrange to obtain alternative financing, including from alternative sources, in an amount sufficient to pay the Purchase Price as provided herein and consummate the transactions contemplated by this Agreement and on terms not materially less favorable (after giving effect to any “market flex”), taken as a whole, to Buyer (as reasonably determined by Buyer) and with lenders reasonably satisfactory to Buyer (“Alternative Financing”) as promptly as practicable following the occurrence of such event. The provisions of this Section 8.8 shall be applicable to the Alternative Financing, and, for the purposes of this Agreement, all references to the “Debt Financing” shall be deemed to include such Alternative Financing and all references to the “Commitment Letter” and “Debt Documents” shall include the applicable documents for the Alternative Financing. Buyer shall deliver to Seller true, correct and complete copies of all material agreements entered into with any such alternative source in connection with the Alternative Financing promptly following the execution thereof. Buyer (1) shall use its reasonable best efforts, and shall cause its Affiliates to use their respective reasonable best efforts, to comply in all material respects with each Debt Document and (2) shall, and shall cause its Affiliates to, not, without the prior written consent of Seller, enter into any amendment or modification to, or agree to any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, any Debt Document that (individually or in the aggregate with any other amendments, modifications or waivers) could reasonably be expected to (w) adversely affect the ability of Buyer and/or its Affiliates to enforce their respective material rights against other parties to the Commitment Letter or the Debt Documents as so amended, replaced, supplemented or otherwise modified, relative to the ability of Buyer and/or its Affiliates to enforce their respective material rights against such other parties to the Commitment Letter as in effect on the date hereof under the Debt Documents, (x) reduce the aggregate amount of the Debt Financing under the Debt Documents, (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Debt Financing, or (z) result in any delay to closing of the Debt Financing or the Transaction in any such case beyond the Closing Date; provided, that, Buyer may replace or amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date hereof in accordance with the terms thereof (clause “(2)” of this sentence is referred to as the “Bright Line Commitment Provision”). For the avoidance of doubt, closing of the Debt Financing is not a condition precedent to Seller’s obligations hereunder. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall not be required to actually obtain any or all of the Debt Financing to the extent Buyer uses other funds to pay the Purchase Price hereunder. For the avoidance of doubt, this Section 8.8 shall not survive Closing.
ARTICLE 9
DEFAULTS
SECTION 9.1.    Seller’s Remedies for Buyer Defaults. Prior to entering into this transaction, Buyer and Seller have discussed the fact that substantial damages will be suffered by Seller if Buyer shall default in its obligation to purchase the Property under this Agreement when required hereunder or the Other Land Seller shall default in its obligation to sell the Other Land Property under the Other Land PSA when required thereunder; accordingly, the parties agree that a reasonable estimate of Seller’s damages in such event is the amount of Forty-Five Million and No/100 Dollars ($45,000,000.00) (the “Seller Liquidated Damages Amount”). If (a) Buyer defaults in its obligation to consummate the Closing as and when required under this Agreement or (b) Other Land Seller defaults in its obligation to consummate the Closing (as defined in the Other Land PSA) as and when required under the Other Land PSA, then, in each case, Seller shall have the right to elect, as its sole and exclusive remedy (except as set forth below with respect to any breach of the covenants of Buyer set forth in Section 8.8 hereof), to (x) terminate this Agreement by written notice to Buyer in which case the Other Land PSA will automatically terminate and Buyer shall pay the Seller Liquidated Damages Amount to Seller, and thereafter, the parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement, or (y) waive the default or breach and proceed to close the Transaction. On the Effective Date, Buyer Guarantor shall execute and deliver the PSA Buyer Guaranty with respect to Other Land Seller’s obligations under Section 7.3 of the Other Land PSA and Buyer’s obligations under Section 9.1 of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, and for the avoidance of doubt, (x) if Buyer shall breach the Bright Line Commitment Provision, then, in lieu of the Seller Liquidated Damages Amount, Buyer shall be responsible for the actual damages incurred by Seller as a result of such breach of the Bright Line Commitment Provision and (y) if Buyer shall breach any covenant in Section 8.8 other than the Bright Line Commitment Provision and such breach shall continue for two (2) Business Days after notice thereof from Seller to Buyer, then, in lieu of the Seller Liquidated Damages Amount, Seller may seek to enforce specific performance of such covenant.
SECTION 9.2.    Buyer’s Remedies for Seller Defaults. Prior to entering into this transaction, Buyer and Seller have discussed the fact that substantial damages will be suffered by Buyer if Seller shall default in its obligation to sell the Property under this Agreement when required hereunder or the Other Land Buyer shall default in its obligation to purchase the Other Land Property under the Other Land PSA when required thereunder; accordingly, the parties agree that a reasonable estimate of Buyer’s damages in such event is the amount of Forty-Five Million and No/100 Dollars ($45,000,000.00) (the “Buyer Liquidated Damages Amount”). If (a) Seller defaults in its obligation to consummate the Closing as and when required under this Agreement or (b) Other Land Buyer defaults in its obligation to consummate the Closing (as defined in the Other Land PSA) as and when required under the Other Land PSA, then, in each case, Buyer shall have the right to elect, as its sole and exclusive remedy, to (x) terminate this Agreement by written notice to Seller in which case the Other Land PSA will automatically terminate and Seller shall pay the Buyer Liquidated Damages Amount to Buyer, and thereafter, the parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement, or (y) waive the default or breach and proceed to close the Transaction. On the Effective Date, Seller Guarantor shall execute and deliver the PSA Seller Guaranty with respect to Seller’s obligations under Section 7.3 and Section 9.2 of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if Seller shall fail to consummate the Proposed Merger Transaction by December 28, 2017 (except where such failure results from Seller’s breach of the provisions of Section 11.21), then Buyer shall have no right to be paid the Buyer Liquidated Damages Amount and Buyer shall have the right to elect, as its sole and exclusive remedy, to terminate this Agreement by written notice to Seller in which case the Other Land PSA will automatically terminate and the parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement.
ARTICLE 10
CASUALTY/CONDEMNATION
SECTION 10.1.    Right to Terminate. If, after the Effective Date, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking), or (b) any portion of the Property is damaged or destroyed, Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation that occurs after the Effective Date, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than the date (the “Casualty Notice Date”) that is the earlier of (a) December 28, 2017 or (b) five (5) Business Days after Seller notifies Buyer of such Major Casualty/Condemnation; provided that the commencement of the Closing Period shall be extended (but not beyond December 27, 2017), if necessary, to provide sufficient time for Buyer and Seller to close. The failure by Buyer to terminate this Agreement by the Casualty Notice Date shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 10.1, and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement. For the purposes of this Agreement, “Major Casualty/Condemnation” shall mean (i) any casualty, condemnation proceedings, or eminent domain proceedings if the portion of the Property that is the subject of such casualty or such condemnation or eminent domain proceedings has a value in excess of seven and one half percent (7.5%) of the Purchase Price, as reasonably determined by a third party contractor or architect selected by Seller and reasonably acceptable to Buyer, or (ii) any uninsured casualty which Seller does not agree (as set forth as a written modification of the Net Lease reasonably acceptable to Seller and Buyer executed and delivered on the Closing Date and guaranteed pursuant to the Net Lease Guaranty), in its sole and absolute discretion, to repair or restore in a manner acceptable to Buyer.
SECTION 10.2.    Allocation of Proceeds and Awards. If, after the Effective Date, any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking), or any portion of the Property is damaged or destroyed and this Agreement is not terminated as permitted pursuant to the terms of Section 10.1, then this Agreement shall remain in full force and effect, and the parties hereto shall consummate the Closing upon the terms set forth herein. Any awards or proceeds received from the condemning authority or Seller’s insurance company, as the case may be (the “Casualty/Condemnation Proceeds”) shall be paid in accordance with the terms of the Lease as if the Lease were in effect as of the date that such Casualty/Condemnation Proceeds are made available, and any claims in respect to any such awards or proceeds and the related insurance policies shall be assigned to New Property Owner in accordance with the terms of the Lease as if the Lease were in effect as of the date that such Casualty/Condemnation Proceeds are made available, and in all events the Purchase Price shall not be adjusted as a result of any such casualty or condemnation; provided, that nothing in this paragraph is intended to vitiate Buyer’s right to terminate this Agreement in accordance with the terms of Section 10.1 in connection with a

Major Casualty/Condemnation. Notwithstanding anything to the contrary contained herein, in the event a Major Casualty/Condemnation shall have occurred prior to the closing and the parties elect to close in accordance with the terms of this Agreement, then the parties will have their respective rights and obligations with respect to such Major Casualty/Condemnation (and any Casualty/Condemnation Proceeds) that they would have under the terms of the Lease as if the Lease were in effect as of the date that such Major Casualty/Condemnation occurred.
SECTION 10.3.    Insurance. Seller shall (and, with respect to each day of the Closing Period, Seller shall cause New Property Owner to) maintain the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date.
SECTION 10.4.    Waiver. The provisions of this Article 10 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 10.
ARTICLE 11
MISCELLANEOUS
SECTION 11.1.    Buyer’s Assignment. Other than in connection with an assignment pursuant to Section 11.16 hereof, Buyer shall not assign this Agreement or its rights hereunder (other than to an entity that is directly or indirectly wholly-owned and controlled by VICI) without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion.
SECTION 11.2.    Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing and any document executed in connection herewith, none of the terms of this Agreement shall survive the Closing.
SECTION 11.3.    Integration; Waiver. This Agreement embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply. The last sentence of this Section 11.3, the last sentence of Section 11.4, the last sentence of Section 11.6, Section 11.15, Section 11.16, and Section 11.20 of this Agreement may not be amended or modified in whole or in part in a manner that adversely affects the rights of the Debt Financing Sources thereunder without the prior written consent of the requisite commitment parties having consent over amendments to this Agreement pursuant to the Commitment Letter.
SECTION 11.4.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada, without regard to the principles of conflicts of laws. Notwithstanding anything herein to the contrary, the parties hereto agree that any action of any kind or any nature (whether based upon contract, tort or otherwise) involving any Debt Financing Sources that is any way related to this Agreement or any of the transactions related hereto, including any action or dispute involving any Debt Financing Sources arising out of or relating in any way to the Debt Financing or the Transaction or any document relating to the Debt Financing shall (except as otherwise expressly provided in the Commitment Letter with respect to matters to be governed and construed in accordance with Nevada law) be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
SECTION 11.5.    Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

SECTION 11.6.    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The last sentence of Section 11.3, the last sentence of Section 11.4, the last sentence of this Section 11.6, Section 11.15, Section 11.16 , and Section 11.20 of this Agreement will inure to the benefit of the Debt Financing Sources all of whom are intended to be third-party beneficiaries thereof.
SECTION 11.7.    Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
SECTION 11.8.    Notices. Any notices or other communications under this Agreement shall be in writing and shall be given by (a) personal delivery, (b) e-mail transmission (with a copy delivered by one of the other methods provided in this Section 11.8) or (c) a reputable overnight courier service, fees prepaid, addressed as follows:

IF TO BUYER:
Claudine Property Owner LLC
c/o VICI Properties Inc.
8329 W. Sunset Road, Suite 210
Las Vegas, Nevada 89113
Attention: John Payne, President & CEO
Telephone #: 504-291-2567
E-mail: jpayne@viciproperties.com

COPY TO:
Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Attention: James P. Godman Telephone #: 212-715-9466 E-mail: jgodman@kramerlevin.com

IF TO SELLER:
Harrah’s Las Vegas, LLC One Caesars Palace Drive Las Vegas, Nevada 89109 Attention: General Counsel E-mail: corplaw@caesars.com
Any party may designate another addressee for notices hereunder by a notice given pursuant to this Section 11.8. A notice sent in compliance with the provisions of this Section 11.8 shall be deemed given on the date of receipt, with failure to accept delivery to constitute receipt for such purpose. The parties agree that the attorney for such party specified above shall have the authority to deliver notices on such party’s behalf to the other party.
SECTION 11.9.    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by electronic means shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement.
SECTION 11.10.    No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded. For the avoidance of doubt, Buyer may file a notice of pendency or similar instrument against the Property in connection with an action for specific performance hereunder.
SECTION 11.11.    Additional Agreements; Further Assurances. Each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction, so long as the execution and delivery of such documents shall not result in any additional Liability or cost to the executing party.
SECTION 11.12.    Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any modification hereof or any of the Closing Documents.
SECTION 11.13.    Prevailing Party. If any action or proceeding is brought to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party, in addition to all other damages, all costs and expenses of such action or proceeding, including but not limited to reasonable, actual attorneys’ fees, witness fees’ and court costs as determined by a court of competent jurisdiction in a final, non-appealable decision. The phrase “prevailing party” as used in this Section shall include a party who receives substantially the relief desired whether by dismissal, summary judgment or otherwise.
SECTION 11.14.    JURISDICTION. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER (“PROCEEDINGS”) EACH PARTY IRREVOCABLY (a) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF CLARK, STATE OF NEVADA AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA SITTING IN LAS VEGAS, NEVADA AND (b) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. THE PROVISIONS OF THIS SECTION 11.14 SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.
SECTION 11.15.    Exclusive Venue. Notwithstanding anything in Section 11.14 to the contrary, each of the parties hereto hereby agrees that it shall not bring or support any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement, the Debt Financing or the Transaction, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the United States District Court for the Southern District of New York (and the appellate courts thereof) or any New York state court sitting in the Borough of Manhattan in the City of New York.
SECTION 11.16.    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE COMMITMENT LETTER OR THE PERFORMANCE THEREOF, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION 11.16 SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.
SECTION 11.17.    Tax Free Exchange. Seller and Buyer each hereby reserve the right to include this transaction as part of one (1) or more tax deferred exchange transactions pursuant to Code Section 1031 and comparable provisions of applicable state law, at no out-of-pocket cost, expense, risk or liability to the other party hereto. Seller and Buyer agree to cooperate with the other party hereto, and to execute any and all documents (including without limitation Code Section 1031 exchange documents) reasonably necessary in connection therewith; provided, however, that the closing of the transaction for the conveyance of the Property shall not be contingent upon, and shall not be subject to, the completion of such exchange, nor shall such affect the Closing Date hereunder. Buyer and Seller shall be obligated to close title to the Property on or before the Closing Date whether or not Buyer or Seller, as applicable, shall have consummated an intended Code Section 1031 tax deferred exchange transaction.
SECTION 11.18.    Net Lease and Net Lease Guaranty. If the Closing shall occur, notwithstanding any provision to the contrary contained in this Agreement or any of the Closing Documents, nothing contained herein or therein shall limit the obligations of the Net Lease Tenant under the Net Lease or Net Lease Guarantor under the Net Lease Guaranty. The provisions of this Section 11.18 shall survive the Closing.
SECTION 11.19.    Termination of Other Land PSA. If, at any time on or prior to the Closing Date, the Other Land PSA is terminated, this Agreement shall automatically terminate; provided that such termination shall not relieve either party hereto for liability hereunder that pursuant to the express terms hereof survives termination hereof.
SECTION 11.20.    No Recourse to Debt Financing Sources. Notwithstanding anything to the contrary contained herein or otherwise, no Debt Financing Source of any party, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any Debt Financing Source (each, a “Non-Party”) shall have any liability for any obligations or liabilities of the parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transaction or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party hereto against the other parties hereto, in no event shall any party hereto or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Party, in connection with this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise (it being understood that nothing in this Section 11.20 shall limit the rights of Buyer against the Debt Financing Sources under the Commitment Letter).
SECTION 11.21.    Formation of Net Lease Guarantor Seller Guarantor intends to merge with and into Caesars Growth Properties Holding, LLC prior to the Closing Date (the “Proposed Merger Transaction”); however approval of the Louisiana Gaming Control Board is required to consummate the Initial Tenant’s Financing (as defined in the Net Lease) that will be available to Caesars Growth Properties Holding, LLC following the consummation of the Proposed Merger Transaction.  Seller shall cause Seller Guarantor and Net Lease Guarantor to use their respective reasonable best efforts to obtain such approval and to cause the Proposed Merger Transaction and Tenant’s Initial Financing to be consummated promptly upon the receipt of such regulatory approvals (and, if such regulatory approvals have been obtained, in all events prior to the Closing Date) (it being understood that Seller shall not be required to consummate the Proposed Merger Transaction unless such approvals are obtained). Within three Business Days after the consummation of the Proposed Merger Transaction, Seller shall cause Net Lease Guarantor to assume Seller Guarantor’s obligations under the PSA Seller Guaranty pursuant to documentation reasonably acceptable to Seller and Buyer. Seller and Buyer acknowledge and agree that if Seller does not obtain such regulatory approvals at the hearing of the Louisiana Gaming Control Board scheduled for December 21, 2017, Seller and Buyer will nevertheless use good faith efforts to consummate the Transaction, provided, that, Buyer acknowledges and agrees that Seller shall have sole discretion in making the determination whether Seller and its Affiliates may consummate the Transaction if the Proposed Merger Transaction is not consummated. Notwithstanding the foregoing, Seller shall have no obligation to cause any of its Affiliates to restructure any of their holdings or to obtain different financing in an effort to obtain such regulatory approval.
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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed to be effective as of the day and year first above written.

SELLER:

HARRAH’S LAS VEGAS, LLC, a Nevada limited liability company By: /s/ Eric Hession____________________ Name: Eric Hession Title: Treasurer

BUYER:

CLAUDINE PROPERTY OWNER LLC, a Delaware limited liability company

By:_/s/ John Payne______________________
Name: John Payne
Title: President and Secretary